Exhibit 10.47

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of February 22, 2019 by and between James L. Janik, an individual (“Executive”), and Douglas Dynamics, L.L.C., a Delaware limited liability company (the “Company”).

1.         Employment by the Company.

(a)        Full Time and Best Efforts.  Subject to the terms set forth herein, the Company and Douglas Dynamics, Inc., a Delaware corporation and parent entity of the Company (“Douglas”), respectively, agree to employ Executive as their Executive Chairman and in such other executive capacities as may be reasonably requested from time to time by the Company’s or Douglas’ Board of Directors (the “Board”) or a duly authorized committee thereof, and Executive hereby accepts such employment.  Executive shall render such other services for each of the Company and corporations that control, are controlled by or are under common control with the Company, as the case may be, and to successor entities and assignees of the Company, as the case may be (the “Affiliates”) as the Company or the Board, as the case may be, may from time to time reasonably request and shall be consistent with the duties Executive is to perform for the Company and its Affiliates and with Executive’s experience.  During the term of his employment with the Company and its Affiliates, Executive will devote his full business time and use his best efforts to advance the business and welfare of the Company and its Affiliates, and will not engage in any other employment or business activities for any direct or indirect remuneration that would be directly harmful or detrimental to, or that may compete with, the business and affairs of the Company or its Affiliates, or that would interfere with his duties hereunder.  Notwithstanding the foregoing, subject to any conflict of interest policies of the Company and/or Douglas and so long as the following do not interfere with the performance of Executive’s duties hereunder in any material respect, Executive may serve on the board of directors of other companies.

(b)        Duties.  Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with his position, consistent with the bylaws or operating agreement of the Company and its Affiliates, as the case may be, and as reasonably required by the Board.

(c)        Company Policies.  The employment relationship between the parties shall be governed by the general employment policies and practices of the Company and its Affiliates, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.         Compensation and Benefits.

(a)        Base Salary.  Executive shall receive for services to be rendered hereunder a salary at the rate of $400,000.00 per year payable at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of the Company’s salaried employees (the “Base Salary”).  The Base Salary will be reviewed by and shall be subject to increase (but not decrease) at the sole discretion of the Board each year during the term of this Agreement.

(b)        Participation in Benefit Plans; Vacation.  During the term hereof, Executive shall be entitled to participate in any group insurance, hospitalization, medical, dental, health, accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that he is eligible under the general provisions thereof.  The Company may, in its sole discretion and from time to time, amend, eliminate or establish additional benefit programs as it deems appropriate.  Executive shall also participate in all fringe benefits, including without limitation annual vacation time, offered by the Company to any of its executives at such Executive’s level. Notwithstanding anything otherwise provided under this Agreement, nothing contained herein shall obligate the Company or its Affiliates to continue or maintain any particular benefit plan or program on an ongoing basis.

3.         Bonus.

(a)        Performance-Based Bonus.  Executive shall be eligible for performance-based bonuses awarded on an annual calendar year basis provided the Company achieves financial objectives established by the Company’s management and approved by the Board for such calendar year.  Executive shall be provided the opportunity to earn up to an additional $300,000.00 maximum in performance-based bonus compensation in any calendar year.  Performance-based bonuses that are earned with respect to any calendar year will be payable no later than March 15 of the following calendar year.  Notwithstanding anything herein to the contrary, in the event the Company does not achieve the financial objectives approved by the Board for any calendar year, Executive will only be entitled to receive a performance-based bonus pursuant to this Section 3(a) for such calendar year if the Board, in its sole and absolute discretion, elects to pay such a bonus to Executive.

(b)        If Executive resigns before the last day of a calendar year (other than for a Material Breach (as hereinafter defined)) or is discharged by the Company for Cause before the last day of such calendar year, Executive will not be entitled to receive a performance-based bonus pursuant to Section 3(a) for such calendar year.  If Executive’s employment terminates prior to the last day of a calendar year for any other reason, Executive shall be entitled to receive a pro rata part of the performance-based bonus for such calendar year pursuant to Section 3(a).  Such pro rata part shall equal the total performance-based bonus that would have been payable had Executive remained employed for all of such calendar year multiplied by a fraction, the numerator of which is the number of days elapsing in such calendar year through the date Executive’s employment terminates and the denominator of which is 365.

4.         Reasonable Business Expenses and Support.  Executive shall be reimbursed for documented and reasonable business expenses in connection with the performance of his duties hereunder, including appropriate professional fees and dues.  Executive shall be furnished reasonable office space, assistance, including an administrative assistant and facilities.

5.         Termination of Employment.  The date on which Executive’s employment by the Company ceases, under any of the following circumstances, shall be defined herein as the “Termination Date.”

(a)        Termination for Cause.

(i)         Termination; Payment of Accrued Salary and Vacation.  The Board may terminate Executive’s employment with the Company at any time for Cause,

immediately upon notice to Executive of the circumstances leading to such termination for Cause.  In the event that Executive’s employment is terminated for Cause, Executive shall receive payment for all accrued salary and vacation time through the Termination Date, which in this event shall be the date upon which notice of termination is given.  The Company and its Affiliates shall have no further obligation to pay severance of any kind whether under this Agreement or otherwise.

(ii)        Definition of Cause.  “Cause” means the occurrence or existence of any of the following with respect to Executive, as determined in good faith by a majority of the disinterested directors of the Board:  (a) a material breach by Executive of any of his material obligations hereunder which remains uncured after the lapse of 30 days following the date that the Company and/or Douglas has given Executive written notice thereof; (b) a material breach by Executive of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its Affiliates which has not been approved by a majority of the disinterested directors of the Board, if in any such case such material breach remains uncured after the lapse of 30 days following the date that the Company and/or Douglas has given Executive written notice thereof; (c) the repeated material breach by Executive of any material duty referred to in clause (a) or (b) above as to which at least two (2) written notices have been given pursuant to such clause (a) or (b); (d) any act of misappropriation, embezzlement, intentional fraud or similar conduct involving the Company or any of its Affiliates; (e) the conviction or the plea of nolo contendere or the equivalent in respect of a felony involving moral turpitude; (f) intentional infliction of any damage of a material nature to any property of the Company or any of its Affiliates; or (g) the repeated non-prescription abuse of any controlled substance or the repeated abuse of alcohol or any other non-controlled substance which, in any case described in this clause, the Board reasonably determines renders Executive unfit to serve in his capacity as an officer or employee of the Company or any of its Affiliates.

(b)        Termination by Executive.

(i)         Executive shall have the right, at his election, to terminate his employment with the Company and its Affiliates, as applicable, by written notice to the Company to that effect if (A) the Company shall have failed to perform a material condition or covenant of this Agreement (“Material Breach”); provided, however, that termination for Material Breach will not be effective until Executive shall have given written notice specifying the claimed breach and, provided such breach is curable, Company fails to correct the claimed breach within thirty (30) days after the receipt of the applicable notice (but within ten (10) days if the failure to perform is a failure to pay monies when due under the terms of this Agreement), (B) the Company repeatedly commit a Material Breach as to which at least two (2) written notices have been given pursuant to this Section 5(b)(i) or (C) the Company relocates Executive’s principal place of performance to outside the Milwaukee, Wisconsin metropolitan area without his prior written consent.  If Executive terminates his employment with the Company and its Affiliates pursuant to this Section 5(b)(i), then Executive shall be entitled to receive the benefits provided in Section 5(d)(i) or (ii) hereof.

(ii)        Executive shall have the right, at his election, to terminate his employment with the Company and its Affiliates for reason other than a Material Breach by sixty (60) days’ prior written notice to that effect.  In the event of termination by Executive pursuant to this Section 5(b)(ii), the Company and its Affiliates shall have no termination payment requirements except that Executive shall receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes.

(c)        Termination Upon Disability.  The Company and/or the Board may terminate Executive’s employment in the event Executive suffers a disability that renders Executive unable to perform the essential functions of his position, even with reasonable accommodation, for sixty (60) consecutive days or for ninety (90) days within any one hundred eighty (180) day period.  After the Termination Date, which in this event shall be the date upon which notice of termination is given, no further compensation will be payable under this Agreement except that Executive shall receive the accrued portion of any salary and vacation hereunder through the Termination Date, less requisite withholdings for tax and social security purposes.

(d)        Termination by Company and/or Board Without Cause; Termination by Executive Pursuant to Section 5(b)(i).  The Company and/or the Board may terminate Executive’s employment at any time for other than Cause or disability, pursuant to the following termination payment requirements and upon not less than sixty (60) days’ prior written notice to that effect.

(i)         Termination Payments.  In the event that Executive’s employment is terminated by the Company and/or the Board without Cause or by Executive pursuant to Section 5(b)(i) hereof, the Company shall pay Executive as severance an amount equal to twenty-four (24) months of his then Base Salary.  Such remuneration shall be paid, less requisite withholdings for tax and social security purposes, (A) in the case of Base Salary, over such term in monthly pro rata payments commencing as of the Termination Date and (B) in the case of the accrued portion of any vacation, promptly after such Termination Date in conformity with applicable law.

(ii)        The Company shall not be obligated to pay any termination payments under this Section 5(d) if Executive breaches in any material way the provisions of the Confidentiality Agreement (as defined below).

(e)        Benefits Upon Termination.  All benefits provided under Section 2(b) shall be extended, at Executive’s election and cost (such cost to Executive to be in the same amount as the cost for providing such benefits to existing employees), to the extent permitted by the Company’s insurance policies and benefit plans, for one year after Executive’s Termination Date, except (a) as required by law (e.g., COBRA health insurance continuation election) or (b) in the event of a termination described in Section 5(a).

(f)        Termination Upon Death.  If Executive dies while actively employed by the Company during the course of this Agreement, the Company shall (i) continue coverage of Executive’s dependents (if any) under all benefit plans or programs of the type listed above in Section 2(b) herein for a period of six (6) months, and (ii) pay to Executive’s estate the accrued portion of any salary and vacation through the Termination Date, less requisite withholdings for tax and social security purposes.

(g)        Termination Upon Retirement.

(i)         Executive shall provide notice to the Company and Board of his retirement not less than one hundred and twenty (120) days prior to the effective date of Executive’s retirement as set forth in such notice (the “Retirement Notice”).  In the event that Executive’s employment is terminated by Executive’s retirement, the Termination Date shall be the effective date of Executive’s retirement as set forth in the Retirement Notice.  After the Termination Date, no further compensation will be payable under this Agreement except that Executive shall receive (1) the accrued portion of any salary and vacation hereunder through the Termination Date and (2) a pro rata portion of the performance-based bonus for the calendar year in which the Termination Date occurs, equal to the total performance-based bonus that would have been payable had Executive remained employed for all of such calendar year multiplied by a fraction, the numerator of which is the number of days elapsing in such calendar year through the date Executive’s employment terminates and the denominator of which is 365, payable in the calendar year following the performance period less, in the case of both (1) and (2), requisite withholdings for tax and social security purposes.

(ii)        For the avoidance of doubt, the date that Executive ceases to serve as a director of the Company shall be deemed the Termination Date of Executive’s employment due to retirement pursuant to Section 5(g)(i).  If Executive’s retirement under this Section 5(g) is triggered by his ceasing to serve as a director of the Company pursuant to this paragraph, then the notice provisions of Section 5(g)(i) shall be deemed to have been waived by Executive and the Company.

(h)        Duty to Mitigate; Termination of Severance Benefits.  Executive agrees that upon any termination pursuant to either of Section 5(b) or 5(d) hereof, Executive shall have a duty to mitigate his damages hereunder.  The Company and Executive further agree that if, at any time following such a termination but prior to the expiration of the period during which monthly severance benefits are to be paid by the Company with respect to such termination, Executive secures employment, such monthly severance benefits shall not be reduced by the amount of monthly compensation Executive is to receive from such new employment as long as Executive does not breach in any material way the provisions of the Confidentiality Agreement; provided,  however, that if Executive breaches in any material way the provisions of the Confidentiality Agreement, the Company shall not be obligated to pay any such severance benefits in accordance with Section 5(d)(ii) above.

(i)         Equity or Long-Term Incentive Awards.  Upon Executive’s termination pursuant to this Section 5, Executive’s rights (if any) to equity-related awards or long-term incentive awards that were granted to Executive prior to such termination shall be governed by the terms of the applicable plan and individual award or grant agreements related to any such award.  For the avoidance of doubt, nothing contained in this Agreement shall obligate the Company or its Affiliates to grant or authorize equity or long-term incentive awards to Executive.

6.         Confidentiality and Noncompetition Agreement.  Executive and the Company hereby acknowledge that, Executive and the Company have previously entered into a separate Confidentiality and Noncompetition Agreement governing matters related to confidential information, noncompetition, nonsolicitation of employees and assignment of inventions, among others, in connection with Executive’s employment with the Company (the “Confidentiality Agreement”).  Executive and the Company hereby ratify the terms of the Confidentiality Agreement and hereby agree that, notwithstanding the execution of this Agreement or the provisions of Section 7(c), the Confidentiality Agreement shall remain in full force and effect in accordance with the terms and conditions set forth therein.

7.         Miscellaneous.

(a)        Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of two days following personal delivery (including personal delivery by telecopy or telex), or the fourth day after mailing by first class mail to the recipient at the address indicated below:

To the Company:

Douglas Dynamics, L.L.C.

7777 North 73rd Street

Milwaukee, Wisconsin 53223

Attention:  Chief Executive Officer

Fax: (414) 354-8448

To Douglas:

Douglas Dynamics, Inc.

7777 North 73rd Street

Milwaukee, Wisconsin 53223

Attention:  Chief Executive Officer

Fax: (414) 354-8448

With copy to:

Foley & Lardner LLP

777 E. Wisconsin Ave.

Milwaukee, Wisconsin 53202

Attention:  Jay O. Rothman

Fax: (414) 297-4900

To Executive:

James L. Janik

27451 N 103rd Street

Scottsdale, AZ 85262-8951

Fax: (     )       -

With a copy to:

Foley & Lardner LLP

7777 E. Wisconsin Ave.

Milwaukee, Wisconsin 53202

Attention:  Jay O. Rothman

Fax: (414) 297-4900

or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party.

(b)        Severability.  Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

(c)        Entire Agreement.  This document constitutes the final, complete, and exclusive embodiment of the entire agreement and understanding between the parties related to the subject matter hereof and supersedes and preempts any prior or contemporaneous understandings, agreements, or representations by or between the parties, written or oral.

(d)        Counterparts.  This Agreement may be executed on separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same agreement.

(e)        Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and its Affiliates, and their respective successors and assigns, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the prior written consent of the Company.

(f)        Amendments.  No amendments or other modifications to this Agreement may be made except by a writing signed by all parties.  No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(g)        Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of Delaware without giving effect to principles of conflicts of law.

(h)        Survivorship.  The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(i)         Waiver.  Except as provided herein, the waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation.

(j)         Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision hereof.

(k)        Construction.  The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties each afforded representation by legal counsel.  Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

8.         Arbitration.

(a)        Any disputes or claims arising out of or concerning Executive’s employment or termination by the Company and/or the Board, whether arising under theories of liability or damages based upon contract, tort or statute, shall be determined exclusively by arbitration before a single arbitrator in accordance with the employment arbitration rules of the American Arbitration Association (“AAA”), except as modified by this Agreement.  The arbitrator’s decision shall be final and binding on all parties.  Judgment upon the award rendered by the arbitrator may be entered in any court of competent jurisdiction.  In recognition of the fact that resolution of any disputes or claims in the courts is rarely timely or cost effective for either party, the Company and Executive enter this mutual agreement to arbitrate in order to gain the benefits of a speedy, impartial and cost-effective dispute resolution procedure.

(b)        Any arbitration shall be held in Executive’s place of employment with the Company.  The arbitrator shall be an attorney with substantial experience in employment matters, selected by the parties alternately striking names from a list of five such persons provided by the AAA office located nearest to the place of employment, following a request by the party seeking arbitration for a list of five such attorneys with substantial professional experience in employment matters.  If either party fails to strike names from the list, the arbitrator shall be selected from the list by the other party.

(c)        Each party shall have the right to take the depositions of a maximum of three individuals, as deemed appropriate by such party.  Each party shall also have the right to propound requests for production of documents to any party and the right to subpoena documents and witnesses for the arbitration.  Additional discovery may be made only where the arbitrator selected so orders upon a showing of substantial need.  The arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

(d)        The Company and Executive agree that they will attempt, and they intend that they and the arbitrator should use their best efforts in that attempt, to conclude the arbitration proceeding and have a final decision from the arbitrator within one hundred twenty (120) days from the date of selection of the arbitrator; provided,  however, that the arbitrator shall be entitled to extend such one hundred twenty (120)-day period for a total of two one hundred twenty (120) day periods.  The arbitrator shall immediately deliver a written award with respect to the dispute to each of the parties, who shall promptly act in accordance therewith.

(e)        The Company shall pay the fees and expenses of the arbitrator.  Each party shall pay its own attorney fees and costs including, without limitation, fees and costs of any experts.  However, attorney fees and costs incurred by the party that prevails in any such arbitration commenced pursuant to this Section 8 or any judicial action or proceeding seeking to enforce the agreement to arbitrate disputes as set forth in this Section 8 or seeking to enforce any order or award of any arbitration commenced pursuant to this Section 8 may be assessed against the party or parties that do not prevail in such arbitration in such manner as the arbitrator or the court in such judicial action, as the case may be, may determine to be appropriate under the circumstances.  Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of this paragraph with respect to such arbitration shall be determined by the arbitrator.

(f)        In a contractual claim under this Agreement, the arbitrator shall have no authority to add, delete or modify any term of this Agreement.

(g)        In the event that more than one dispute is submitted to arbitration by the Company or Executive pursuant to any agreement between the Company and/or its Affiliates and Executive, including under this Agreement, and one or more additional agreements to which the Company and/or its Affiliates and Executive are parties, all such matters shall be consolidated into a single arbitration proceeding so as to avoid, to the extent possible, more than one simultaneous arbitration proceeding between the Company and/or its Affiliates and Executive.

9.         Section 409A Compliance.

(a)        The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A.  The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Executive of any additional tax, penalty, or interest under Section 409A.

(b)        A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive or (ii) the date of Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 9(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)        With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date set forth above.

/s/ JAMES L. JANIK
Name:	James L. Janik
Date:	February 22, 2019

DOUGLAS DYNAMICS, L.L.C.

By: /s/ SARAH LAUBER
By:	Sarah Lauber
Its:	Chief Financial Officer and Secretary
Date:	February 22, 2019